Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Bryan Iams
PPG Corporate Communications
412-434-2181
bryan.iams@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG delivers record second quarter results

•	Second quarter 2013 sales and adjusted earnings per diluted share establish new all-time records for any quarter.

•	Aggregate coatings segment earnings increase 25 percent with solid earnings growth in all major regions.

•	North American architectural coatings acquisition performing ahead of expectations.

•
Board of directors approves $102 million restructuring program, to be recorded in third quarter 2013 financial results, focused primarily on cost-synergy achievement for N.A. architectural coatings acquisition.

PITTSBURGH, July 18, 2013 - PPG Industries (NYSE:PPG) today reported record second quarter net sales in 2013 of $4.1 billion, up 16 percent versus the prior year. Second quarter 2013 reported net income from continuing operations was $341 million, or $2.35 per diluted share. Adjusted net income for the quarter was $356 million, or a record $2.45 per diluted share, excluding nonrecurring acquisition-related charges of 10 cents per diluted share as detailed in a reconciliation below. Second quarter 2012 reported net income and earnings per diluted share from continuing operations were $297 million and $1.92 respectively. There were no nonrecurring charges in the prior-year quarter.

“We achieved new sales and adjusted earnings records due to the continued strong performance of our coatings businesses, which in aggregate delivered 25 percent earnings growth in comparison to last year's record level,” said Charles E. Bunch, PPG chairman and CEO. “The record adjusted earnings results were driven by our strong operating focus, including ongoing aggressive cost management, and the earnings benefit from cash deployed on recent coatings acquisitions.

“Overall economic conditions remained divergent by region,” Bunch said. “North America continued to expand, aided by higher industrial and auto production combined with continued positive momentum in the construction markets. Asia also grew, led by higher local consumption in China, while the European region remained sluggish with economic activity generally declining. Our sales volume results were also mixed, similar to the respective regional trends, but we delivered higher earnings in each major region.

“An important factor to our excellent overall coatings results was higher sales in businesses such as automotive OEM (original equipment manufacturer) coatings, automotive refinish and aerospace,” Bunch added. “For our non-coatings segments, sales and earnings were up modestly in Optical and Specialty Materials versus record prior-year results, and Glass earnings declined as market conditions for both glass businesses remained challenging.

“Importantly, we finalized our acquisition of the AkzoNobel North American architectural coatings business on April 1, and we are very pleased with the results in the quarter,” Bunch said. “The acquired business had sales of about $475 million in the quarter and delivered a mid-single-digit percentage earnings return on sales, which was slightly ahead of our target. We are in the early stages of integration and still have a considerable amount of work to do, including executing our recently approved restructuring program. We remain confident that we will deliver the targeted $200 million of annual synergies over a three-year period, as previously outlined.”

PPG also announced today that its board of directors approved a $102 million business restructuring program. The approved actions are focused on achieving cost synergies related to the recent North American architectural coatings acquisition, including actions in the acquired business as well as in PPG's legacy architectural business. Additionally, smaller targeted actions were approved for businesses where market conditions remain very challenging, most notably protective and marine coatings and certain European businesses such as architectural coatings and fiber glass. The restructuring charge will be included in PPG's third quarter 2013 financial results, and it is comprised of cash charges totaling approximately $97 million and non-cash charges of about $5 million. Related cash outlays of about $60 million are expected in 2013, with the remainder likely to occur in 2014.

Bunch concluded, “Looking to the third quarter, we remain optimistic regarding our year-over-year earnings growth momentum driven by many of the same factors that we experienced in the first half of the year, including our proactive cost management. Also, we are continuing to prudently analyze cash-deployment opportunities with a focus on driving earnings accretion.”

The company today reported that cash and short-term investments totaled approximately $1.8 billion as of June 30, 2013, up from $1.2 billion at the end of the second quarter 2012. In addition, year-to-date cash from operations was about $500 million, about $80 million ahead of the prior-year cash from continuing operations.

Reporting segment financial results:

•
Performance Coatings segment sales for the quarter were $1.7 billion, up 36 percent, or $447 million, versus the prior year due principally to sales from acquired businesses. Segment volumes declined 5 percent, primarily due to lower marine new-build industry demand in Asia impacting the protective and marine coatings business. Aerospace and automotive refinish delivered mid- to high-single-digit percentage sales growth aided by solid global end-market trends, although results varied somewhat by region. North American architectural coatings sales, excluding acquisitions, were down low-single-digit percentages. High-single-digit percentage growth in company-owned stores was offset by lower results due to previously disclosed changes in products sold at a national retail customer. Segment earnings improved by 25 percent to $255 million due to strong operating performance, including lower costs from previous restructuring actions and ongoing cost management, combined with the addition of earnings from the acquired businesses.

•
Industrial Coatings segment sales for the quarter were $1.2 billion, advancing 13 percent, or $142 million, versus the prior year due to higher volumes combined with acquisition-related gains. Automotive OEM coatings volumes grew 12 percent globally, with comparable growth rates in all major regions. Global industrial coatings volumes improved modestly, with demand varied by region and end-use market, including strong emerging-regions growth, solid North American improvement and weaker European performance. Packaging coatings sales advanced slightly in all regions. Segment earnings for the quarter were $191 million, up 34 percent as a result of higher organic sales coupled with lower costs, including the benefits from PPG's continued operating focus, and earnings from acquired businesses.

•	Architectural Coatings - EMEA (Europe, Middle East and Africa) segment sales for the quarter were $571 million, a decline of $30 million, or 5 percent, versus the prior year due to volume declines. Demand fell due to continued weakness in economies throughout the region. Despite the negative sales impact, segment earnings of $69 million grew by $5 million versus the prior year, aided by aggressive discretionary cost-management actions and cost improvement stemming from prior restructuring actions.

•
Second quarter 2013 Optical and Specialty Materials segment sales were $326 million, up $12 million, or 4 percent, versus strong prior-year results led by single-digit percentage volume gains in both optical products and silicas. Segment earnings of $96 million were up 1 percent versus the record second quarter level established in the prior year.

•
Glass segment sales were $269 million for the quarter, down $4 million year over year. Volumes declined in both fiber glass and flat glass, and they were partly offset by higher flat glass pricing. Segment earnings were $8 million, a decrease of $15 million from the prior-year quarter. Earnings were impacted by the lower sales, reduced equity and international licensing earnings and the negative impact of inflation, including higher transportation and natural gas unit costs.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world's leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Sales in 2012 were $15.2 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, July 18. The company will hold a conference call to review its second quarter 2013 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 866-515-2912; international, 617-399-5126; passcode 33036221. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, July 18, beginning at approximately 4 p.m. ET, through Friday, Aug. 2, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 75483682. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4 p.m. ET today, July 18, 2013, through Friday, July 18, 2014.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company's current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries' periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company's forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG's filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG's consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company's ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the second quarter 2013:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	$	EPS
June 30, 2013
As reported	$341	$2.35
Acquisition-related costs	15	0.10
Adjusted, excluding nonrecurring items	$356	$2.45

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

-130718Earnings-

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	3 Months Ended June 30		6 Months Ended June 30
	2013	2012	2013	2012

Net sales	$4,095	$3,528	$7,426	$6,861
Cost of sales, exclusive of depreciation and amortization (Note A)	2,343	2,066	4,290	4,012
Selling, R&D and administrative expenses (Note B)	1,105	905	2,017	1,838
Depreciation (Note B)	90	76	171	155
Amortization (Note B)	34	26	60	55
Interest expense	47	50	100	101
Interest income	(9)	(9)	(19)	(19)
Asbestos settlement - net	3	3	6	6
Business restructuring	—	—	—	208
Other (income)/charges - net (Note C)	(7)	(15)	(6)	126
INCOME BEFORE INCOME TAXES	489	426	807	379
Income tax expense (Note D)	118	98	182	67
Income from continuing operations, net of income taxes	371	328	625	312
Income from discontinued operations, net of income taxes (Note E)	—	68	2,191	135
Net income attributable to the controlling and noncontrolling interests	371	396	2,816	447
Less: Net income attributable to noncontrolling interests	(30)	(34)	(65)	(72)
NET INCOME (ATTRIBUTABLE TO PPG)	$341	$362	$2,751	$375

Amounts attributable to PPG:
Income from continuing operations, net of tax	$341	$297	$560	$247
Income from discontinued operations, net of tax	—	65	2,191	128
Net income (attributable to PPG)	$341	$362	$2,751	$375

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$2.38	$1.94	$3.86	$1.61
Income from discontinued operations, net of tax	—	0.43	15.11	0.84
Net income (attributable to PPG)	$2.38	$2.37	$18.97	$2.45

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$2.35	$1.92	$3.82	$1.60
Income from discontinued operations, net of tax	—	0.42	14.94	0.82
Net income (attributable to PPG)	$2.35	$2.34	$18.76	$2.42

Average shares outstanding	143.4	153.2	145.0	153.0

Average shares outstanding - assuming dilution	145.0	155.0	146.7	154.7

See accompanying notes on page 2
Financial Statements pg. 1

Note A:

Cost of sales, exclusive of depreciation and amortization in the three months ended June 30, 2013, includes the flow-through cost of sales of the step up to fair value of inventory acquired of $13 million, principally from the AkzoNobel North American architectural coatings business. The six months ended June 30, 2013 includes $16 million for final settlement of certain legacy Canadian pension plans and $16 million for the flow-through cost of sales of the step up to fair value of inventory acquired. The six months ended June 30, 2012 includes the flow through cost of sales of the step up to fair value of inventory acquired related to Dyrup and Colpisa of $6 million.

Note B:

Selling, R&D and administrative expenses includes $8 million of acquisition related charges during the quarter ended June 30, 2013. For the six months ended June 30, 2013, the caption includes $2 million for final settlement of certain legacy Canadian pension plans and $12 million for acquisition related charges. Selling and administrative expenses, depreciation and amortization are higher in the three and six-month periods of 2013 compared to 2012 primarily due to the inclusion of an architectural coatings business acquired from AkzoNobel in the second quarter of 2013.

Note C:

Other income for the three months ended June 30, 2013 was reduced as a result of lower international licensing and equity earnings, primarily in the Glass segment. The six months ended June 30, 2013 includes a pretax charge of $12 million related to environmental remediation at a legacy manufacturing site. The six months ended June 30, 2012 includes a pretax charge of $159 million, relating primarily to continued environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites.

Note D:

The effective rate on pretax earnings from continuing operations for the quarter ended June 30, 2013 includes tax benefits of $6 million or 28.5 percent for acquisition related costs. The effective tax rate on the remaining pre tax earnings from continuing operations was approximately 24 percent resulting in tax expense of $124 million.

The effective rate on pretax earnings from continuing operations for the six months ended June 30, 2013 includes tax benefits of $8 million or 28.5 percent for acquisition related costs, $5 million or 26.7 percent for final settlement of legacy pension plans, and $4 million or 37.4 percent for a legacy environmental remediation charge. The six-month period also includes an after-tax benefit of $10 million for the retroactive impact of a US tax law change enacted in early 2013 and that was not included in previously reported 2012 earnings. The effective tax rate on the remaining pre tax earnings from continuing operations was approximately 24 percent resulting in tax expense of $209 million.

The effective tax rate on pretax earnings for the six months ended June 30, 2012 includes tax benefits of $60 million or 37.7 percent for estimated environmental remediation costs primarily at sites in New Jersey, $45 million or 21.4 percent for business restructuring charges, and $2 million or 28.6 percent for acquisition-related expenses stemming from the integration of Dyrup A/S in Europe and Colpisa.

Note E:

Income from discontinued operations includes the historical operating results of PPG's former Commodity Chemicals business that was separated on January 28, 2013. For the six months ended June 30, 2013 income from discontinued operations includes a net gain on the separation transaction of $2.2 billion.

Financial Statement pg. 2

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30	June 30	Dec 31
	2013	2012 (b)	2012 (b)
($ in millions)
Current assets:
Cash and cash equivalents	$1,243	$1,017	$1,306
Short-term investments (a)	538	230	1,087
Receivables - net	3,223	3,310	2,813
Inventories	1,862	1,775	1,687
Other	844	819	822
Total current assets	$7,710	$7,151	$7,715

Current liabilities:
Short-term debt and current portion of long-term debt	$24	$647	$642
Asbestos settlement	703	642	683
Accounts payable and accrued liabilities	3,379	3,276	3,136
Total current liabilities	$4,106	$4,565	$4,461

Long-term debt	$3,355	$2,964	$3,368

PPG OPERATING METRICS (unaudited)

	June 30	June 30	Dec 31
	2013	2012 (b)	2012 (b)
($ in millions)
Operating Working Capital (b)
Amount	$3,149	$3,247	$2,878
As a percent of quarter sales, annualized	19.2%	20.5%	19.7%

(a)	The decrease in short-term investments from December 2012 to June 2013 is partly due to the purchase of AkzoNobel's North American architectural coatings business on April 1, 2013.

(b)	Inclusive of PPG's former Commodity Chemicals business that was separated in January 2013.
Excluding the Commodity Chemicals business, operating working capital was $3,001 million or 21.3 percent at June 30, 2012 and $2,634 million or 20.3 percent at December 31, 2012.

(c)
Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (FIFO) basis, less (3) the trade creditor's liability.

Financial Statement pg. 3

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended		6 Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(millions)		(millions)

Net sales
Performance Coatings	$1,688	$1,241	$2,812	$2,391
Industrial Coatings	1,241	1,099	2,424	2,175
Architectural Coatings - EMEA	571	601	1,025	1,118
Optical and Specialty Materials	326	314	640	648
Glass	269	273	525	529
TOTAL	$4,095	3,528	$7,426	$6,861

Segment income
Performance Coatings	$255	$204	$427	$364
Industrial Coatings	191	143	369	293
Architectural Coatings - EMEA	69	64	89	80
Optical and Specialty Materials	96	95	195	204
Glass	8	23	13	31
TOTAL	619	529	1,093	972
Legacy items (Note A)	(11)	(15)	(57)	(190)
Business restructuring (Note B)	—	—	—	(208)
Acquisition-related costs (Note C)	(21)	—	(28)	(6)
Interest expense, net of interest income	(38)	(40)	(81)	(81)
Other unallocated corporate expense	(60)	(48)	(120)	(108)
INCOME BEFORE INCOME TAXES	$489	$426	$807	$379

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges which are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximate 40 percent investment in the former automotive glass and services business.

The six months ended June 30, 2013 includes pretax charges of $18 million charge for final settlement of certain legacy Canadian pension plans and $12 million for environmental remediation activities at a legacy operating plant site. The six months ended June 30, 2012 includes a pretax charge of $159 million related primarily to continued environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites.

Note B:

The six months ended June 30, 2012 includes business restructuring charges of $65 million for the Performance Coatings segment, $46 million for the Industrial Coatings segment, $63 million for the Architectural Coatings - EMEA segment, $32 million for the Optical and Specialty Materials segment, and $2 million for Corporate. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note C:

The three and six months ended June 30, 2013 include $8 million and $12 million of certain acquisition-related costs, respectively. In addition, the three and six months ended June 30, 2013 include the flow-through cost of sales of the step up to fair value of inventory acquired of $13 million and $16 million, respectively, principally from an architectural coatings business acquired from AkzoNobel. The six months ended June 30, 2012 includes the flow-through cost of sales of the step up to fair value of inventory acquired from Dyrup and Colpisa of $6 million. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Financial Statement pg. 4